Exhibit 99.1

President’s Letter from the Partnership’s December 31, 2003 Annual Report

To Our Unitholders:

Even though we were faced with continued softness in our log markets this past year, I am happy to report a slight improvement in our financial results. Net income for 2003 was $3.5 million, or $0.78 per fully diluted unit, up slightly from $3.3 million, or $0.74 per fully diluted unit in 2002. More significantly, operating income improved from $5.6 million in 2002 to $6.6 million in 2003. We worked hard this past year to maximize log price realizations, continue to contain costs, and pave the way towards future growth in earnings and cash flow through important business development initiatives. In addition, we strengthened our balance sheet with continued debt reduction, enhanced working capital utilization, and a significant paydown on the note receivable from the purchaser of our former Port Ludlow assets. All these factors together translated to a $10 million year-end cash balance that greatly facilitated the $8.5 million all-cash timberland acquisition we closed in January 2004.

As a small company that does not enjoy a wide public following, this letter represents our primary forum for communicating with both existing and prospective unitholders. In that context, I want to build on 2002‘s annual report and provide additional insights into our strategic thinking and management priorities. In addition, I will reference events of 2003 that contributed towards our performance improvement. For a more detailed description of 2003 results, I encourage readers to review Management’s Discussion and Analysis of Financial Condition and Results of Operations from our SEC Form 10-K, which is included in this annual report.

The primary focus of Pope Resources is adding value to the lands under our stewardship. This endeavor incorporates a number of discrete strategies, including the following:

›	Growing our asset base in absolute terms (acres and value),

›	Managing our timberlands in a way that balances revenue optimization with effective cost management,

›	Balancing the age class distribution of our timberlands through active portfolio management, and

›	Seeking opportunities to extract higher-and-better-use real estate values for lands that ultimately will not be in our long-term timberland portfolio.

Pursuing these strategies will not always lead to immediate improvement in current period revenues and earnings, but our strong conviction is that such strategies will ultimately lead to superior long-term unitholder returns. This past year provided a good example of our focus on investing for the future with three particularly important accomplishments in each of our three business segments. While none of these were intended to result in revenues in 2003, each will, I believe, add long-term value to our lands.

Selected Significant Events of 2003

As mentioned above, we closed on a 3,300-acre timberland acquisition in January 2004 for lands that are adjacent to our Columbia tree farm in southwest Washington. This acquisition will allow us to increase our total harvest by an estimated 25% to 58 million board feet (MMBF) in each of the years 2004 and 2005. We expect that more than three-quarters of the $8.5 million purchase price will be recouped during this period, which would yield an effective purchase price for the residual land and younger timber of less than $500 per acre. These lands will provide additional long-term benefits such as: improved balancing of our age class distribution; increased future cash flow streams; and incremental economies of scale in managing our broader portfolio of timberlands.

Through our third-party timberland management subsidiary, Olympic Resource Management, we formally launched an offering to commence a new $50 million private equity timber fund. Pope Resources will co-invest in the fund alongside qualified high net worth investors, ultimately contributing 10% of the total equity capital raised. So, for example, if $50 million of total equity capital is raised, Pope Resources will contribute $5 million. For Pope Resources, participation in this fund will constitute the primary growth vehicle for our Fee Timber segment in building our base of owned timberlands. Our participation in the fund will allow us to leverage our limited growth capital (approximately $3 to $4 million of free cash flow per year after servicing our debt and paying unitholder distributions) to participate in larger timberland acquisitions. In addition to the benefits that we expect to accrue to our Fee Timber segment, we also expect this fund to generate fees for our Timberland Management and Consulting segment, which will act as the general partner and fund manager.

Our Real Estate segment reached a significant milestone with our Gig Harbor project this past year when the City of Gig Harbor approved a Comprehensive Plan amendment that will allow for the upzone of 35 acres from business park to commercial zoning. Our Real Estate team did a fantastic job of communicating our vision for the project in countless community meetings and hearings over the past few years to secure the necessary community and political support for this project. The outcome validated our philosophy of working within our communities to create win-win solutions. This effort should add significant value to this 320-acre project over the next few years as we prepare to sell commercial, business park, and residential land in advance of the opening of a new Tacoma Narrows bridge span, scheduled for 2007. This Comprehensive Plan amendment paved the way for the signing in late 2003 of a definitive purchase and sale agreement with Costco Wholesale Corporation, which plans to open a store in our project in 2005. We expect the sale to Costco as well as the sale of other small commercial pads to pay for the needed infrastructure investments we will have to make over the next two years in support of the broader 320-acre project’s completion.

What are the Prospects for Improved Log Pricing?

In addition to describing our strategies for the future of Pope Resources, an important function of this letter is to also address questions we routinely hear from investors. Typically, such conversations include questions about our view of future log prices. As we think about the outlook for the company over the next few years, clearly a big part of this rests on our view of future log pricing. As we have mentioned in past annual reports, log markets in the past few years have been plagued by soft prices and characterized as being oversupplied. This resulted from a myriad of factors, not the least of which was a strong dollar, which have hurt the competitiveness of U.S. log and lumber exports while fostering higher lumber imports. U.S. log and lumber producers have also had to contend with elevated levels of Canadian lumber imports into the U.S. as an unintended consequence of anti-dumping and countervailing duties levied by the U.S. Government. So while we’ve enjoyed low interest rates and record U.S. housing starts, the prices for lumber and logs have not benefited commensurately.

Pope Resources was able to make the best of this less-than-ideal market environment by taking advantage of our non-integrated status. With no internal sawmills to supply, we are afforded the flexibility to alter both the timing and makeup of our planned annual harvest. This past year, for example, we front-end loaded our planned harvest into the first half of the year, resulting in an average log realization that was $14/MBF higher than if we had maintained an even harvest level throughout the year. We also shifted harvesting into lower-valued hemlock stands during the past few years of softer log pricing in order to preserve (or “bank”) the anticipated opportunity to take advantage of higher Douglas-fir prices in the future.

Looking forward, there are a few encouraging signs for near-term log pricing. First, the recent weakening of the dollar has already started to improve the competitiveness of our products overseas, resulting in an increase in log export prices late in 2003 and extending into early 2004. Related to this, we are also seeing a higher component of our harvest starting to go to the export market. This change may not all be a function of a weaker U.S. dollar inasmuch as the Japanese economy has shown some encouraging signs of recovery, but it is nonetheless encouraging. Any strengthening in the export market typically ripples through to domestic log markets as U.S. solid-wood manufacturers compete for logs to source their mills. Also, we have seen stronger lumber pricing this winter as a function of a tight supply environment resulting from seasonal weather conditions, all against the backdrop of continued low interest rates and a strong housing market.

What is the Case for Investing in Timberland?

When talking with prospective investors about Pope Resources, we invariably turn to the subject of the timberland asset class. Given the characterization of Pope Resources as a “pure play” vehicle for investing in timberland through a publicly traded security, it is a short leap to also think of POPEZ as a proxy for investing directly in timberland. Accordingly, we believe it is important for investors to understand the attributes of this unique asset class.

While ownership of industrial timberland stretches back over a century, it is still a relatively new asset class from an institutional ownership standpoint. Prior to the 1980‘s, vertically integrated forest products companies and individuals with small tracts owned the majority of privately held timberland in the U.S. Spurred by the passage of the 1974 federal Employee Retirement Income Security Act (ERISA) and similar legislation for public pension plans, institutional investors began to increasingly look towards timberland as either a component of their real estate portfolio or as an alternative asset class. In the 1980‘s, forest products companies began selling timberland to institutional investors to fund pulp and paper capacity expansions and to better capture the underlying value of their timberland assets. Institutional investment has grown from $1 billion in 1990 to more than $10 billion in 2003. In recognition of this growth, the National Council of Real Estate Investment Fiduciaries (NCREIF) developed the Timberland Property Index in 1992 to provide an independent measure of timberland returns. This index, which includes data going back to 1987, represents $5.8 billion of institutional timberland investments in the U.S. and is regarded as the foremost source of third-party timberland investment performance data for this asset class.

The timberland asset class has grown in popularity primarily based on its exceptional risk-adjusted returns and attractive diversification attributes. Over the past 30 years, it has outperformed other asset classes, such as common stocks and commercial real estate, while exhibiting less inherent portfolio risk. In addition, over this same time period, timberland is negatively correlated or uncorrelated with other asset classes. More and more portfolio managers are discovering these outright return and diversification benefits of adding timberland to their portfolios. It is also one of the few commodities that has demonstrated a long-term track record of real price appreciation (after stripping out the effects of inflation), making it an excellent hedge against inflation. With more talk concerning the potential for a return to higher levels of inflation, more portfolio managers are considering investments in timberlands for this reason. The key factors behind this real price appreciation are the overall demand drivers for forest products: population and wealth. As world economies grow in size and/or per capita wealth, they use more forest products, drivers that provide a strong basis for future investments in timberland.

Investors who are interested in adding timberland to their investment portfolios, but do not have the size or inclination to invest in the asset class directly, can buy stock in companies that own timberland. The choices available include buying stock in integrated forest product companies or companies such as Pope Resources that specialize in timberland ownership.

What is the Value of Pope Resources’ Underlying Properties?

Pope Resources has been categorized by many as a “value play” based on the discount of our traded equity value relative to the value of the underlying assets. As such, we are often asked to provide insights regarding the value of our assets, including more information on the character of both our timberland and real estate portfolios as well as how such lands are typically valued. I will offer some insights in this regard that I trust readers will find helpful and hope that, in doing so, we will foster further transparency in our overall investor communications.

With the aforementioned timberland acquisition that closed in January 2004, we own approximately 115,000 acres of commercial timberland in western Washington. In addition, we own approximately 2,600 acres of higher-and-better-use lands in our real estate portfolio, all of which are located in the West Puget Sound region.

While two seemingly similar parcels of timberland may not necessarily be comparable from a valuation standpoint, we consider recent sale prices to be a meaningful factor in helping management estimate the underlying value of our timberland. A number of factors influence the value of timberland, including: motivations of the buyer and seller, quantity of merchantable timber, species mix, age and soil productivity classifications, general topography, harvesting operability, and access to downstream log markets. Included on the next page is a table populated with recent timberland transactions of similar scale and other characteristics to our ownership that management considers reasonable “comparables” in valuing our timberlands. Note that our own purchase in 2001 of the 44,000-acre Columbia tree farm is part of the table. Given its younger age class distribution, the $1,200 per acre value shown in the table for this tree farm is a reasonable proxy for its current value. The other data points in the table range from $1,800 to $2,000 per acre and we are comfortable that our remaining 71,000-acre Hood Canal tree farm is valued somewhere within this range. Also included below the table is a chart that depicts the average value of western and southern U.S. timberlands represented by the NCREIF Timberland Index.

Recent Closed Timberland Transactions in the US Pacific Northwest

Year	State	Seller or Investment Manager	Buyer or Investment Manager	Total Acres	Total Value (millions)		$/Acre
1999	WA	Williamette Industries	The Campbell Group	117000	$234		$2,000
2001	WA	International Paper	The Campbell Group	265000	$500	+	$1,887
2001	WA	Plum Creek	Pope Resources	44519	$ 54		$1,208
2002	WA	Weyerhaeuser	HTRG	122400	$220		$1,797
2003	OR	The Campbell Group	Menasha	27900	$ 53		$1,900
2003	WA	Weyerhaeuser	HTRG	104000	$186		$1,788
2003	OR	The Campbell Group*	The Campbell Group*	200000	$401		$2,005

*Inter-client transfer	Weighted Average per Acre Price:	$1,871

Source: SEC filings, press releases, and Paperloop’s “Timberland Markets” report

The portfolio of real estate properties owned by Pope Resources, shown in the map below, reflects a far greater range of per acre values than is the case with our timberlands. This range is a function of variations in location and the extent of development entitlements secured for each property. Our 2,600-acre real estate portfolio includes lands with a wide range of residential zoning, from lands that have low-density zoning (calling for as high as 80 acres per dwelling) all the way to lands located within designated urban growth boundaries where we will be entitled to densities as high as eight dwellings per acre. While significant portions of our real estate portfolio, such as projects in Gig Harbor and Bremerton, are located within urban growth boundaries, other projects such as Arborwood in Kingston, are still awaiting final determination as to whether they will be located within an urban growth boundary. Beyond residential zoning, we do enjoy higher valued office, business park, and commercial zoning in our Gig Harbor, Bremerton, Poulsbo, Port Gamble, and Kingston projects. This type of land is typically valued on a per-square-foot basis and enjoys substantially higher per-acre valuations. This is particularly true for our Gig Harbor property, where a small subset of the commercially zoned land is expected to sell for as much as $25 per square foot. While it is difficult to accurately gauge the value of our overall real estate portfolio given that much of it is years away from sale, we expect the weighted average value to be in excess of $10,000 per acre.

N
S
W
E
Shine/Teal Vista
Hansville
Homestead
Island County
Point No Point
Port Gamble
Snohomish County
Jefferson County
Kingston
Arborwood
Poulsbo
Kitsap County
Seattle
West Hills
Bremerton
Tahuya
King County
Mason County
Gig Harbor
Pierce County
Tacoma
Miles
0
5
10

What Will be the Catalyst for “Unlocking the Value” of POPEZ?

Management believes that the efficient valuation of Pope Resources’ units is impacted by a number of interrelated factors, including: small size, limited partnership governance structure, smaller float due to the lock up of large blocks of units, and the fact that we are the lone remaining publicly traded limited partnership specializing in timber. Management is focused squarely on mitigating the effect of illiquidity, which we believe adversely impacts the trading value of our units. Our primary means of addressing this issue is to get our story out into the investment community and generate a supply-demand equilibrium at a price that encourages the dilution of some of the aforementioned locked-up positions in POPEZ. To that end, we have been working with an outside investor relations firm to assist us in reaching target investors. We believe these efforts are beginning to have a beneficial impact on the trading of our units as we have seen the following: new institutional owners, additional market makers, lower bid-ask spreads, and a higher number of average daily trades.

Another factor that has helped get our story out into the marketplace has been the initiation of analyst coverage. Pope Resources has had no analyst coverage for most of its 18-year life. But beginning in the spring of 2003, a regional brokerage firm in Seattle began covering us and helped to raise our visibility within the investment community.

To facilitate telling our story to the investment community, we have been focused on transparency as a guiding principle of our investor communication efforts. Last year’s annual report and Form 10-K included information on our timberlands that is not typical disclosure for other companies in our industry. We have included this same information again in the 2003 Form 10-K and offered additional information about our timberland holdings that should provide an even clearer picture of operating capabilities and valuations. The information included in this letter about land and timber values is also reflective of this push toward transparency that we believe will ultimately help the market set an appropriate value for our publicly traded equity.

A question that is occasionally put to us is “why don’t you buy back your units?” Companies sometimes engage in stock buyback programs to demonstrate conviction that their stock is under-priced. In our case, as with many issuers whose securities are thinly traded, new SEC regulations make a unit repurchase program impractical for us because of volume restrictions that would limit the size and effectiveness of such a repurchase program. Even were that not so, we would be concerned that a buyback program could serve to exacerbate the liquidity issue. A more effective way to demonstrate our conviction in the value of the units is for insiders to invest in the units directly. On that score, we are putting our money where our mouth is. In the past two years, management and outside directors have purchased over 30,000 units, or 0.7% of the total units outstanding.

We are pleased with the appreciation in our unit value achieved over the last year. We believe we are doing the right thing in more proactively communicating with the investment community and financial marketplace. However, in the end, we will be judged less on story telling and more on how well we deliver value as expressed in operating performance that translates into solid, sustainable returns for our unitholders.

What are the Benefits of Being Organized as an MLP?

In discussions with prospective unitholders, we often discuss the advantages of owning timberland in a master limited partnership (MLP) form. But there remains a great deal of confusion about what exactly these benefits are to investors. This is exacerbated by the fact that Pope Resources is the last remaining MLP specializing in timberland ownership following Plum Creek’s conversion to a REIT in 1999, US Timberlands going private in 2003, and Crown Pacific declaring bankruptcy in 2003.

Owning timberland in a pass-through entity like Pope Resources offers meaningful tax benefits that are not available to a shareholder in a corporation that owns timberland. This is because the tax rules allow non-corporate owners of timberland to elect to treat gain on the harvest of timber as capital gains income, taxable today at 15%. Furthermore, the costs associated with timberland management and all other general and administrative costs are treated as ordinary expense and are taxed at a significantly higher marginal tax rate. Since most of Pope Resources’ revenue comes from log harvests, we generate an ordinary loss to go against the capital gain from log harvest income. Even though the bottom line results may be profitable, the interplay between the two rates creates a net tax benefit. This benefit, or “tax yield,” is different for each unitholder based on when their units were purchased, but is as meaningful in an after-tax yield sense as our quarterly unit distribution. More details on the mechanics of this “tax yield” calculation can be found on our web page at www.orm.com.

Distribution Policy

An additional benefit of the MLP structure is that unitholder distributions are tax-free returns of capital. Since spin-off in 1985, Pope Resources has made distributions of varying amounts and with varying frequencies, both on a quarterly and annual basis. Starting in mid-2002, we began making quarterly distributions of $0.05 per unit. In mid-2003 we increased this quarterly rate to $0.07. At today’s unit trading price the distribution rate equates to a tax-free yield of approximately 1.5%. This yield is additive to the “tax yield” described above, generating a meaningful total after-tax yield for our unitholders. The tax efficiency of the partnership format makes this an ideal way for taxable investors to own a piece of the timberland asset class.

It is important to note that Pope Resources has debt covenants that limit our distribution to 50% of net income. In addition, when setting our distribution rate we must be mindful of setting a rate that not only is debt covenant compliant, but also allows us to weather cyclical downturns in our product markets and retain some growth capital for future investments. Having said all that, we will regularly reexamine our distribution level as we aim to grow cash flow that creates in turn opportunities to grow our unitholder distributions.

Looking Ahead to 2004 and Beyond

We have ambitious goals for 2004 and beyond for this wonderful business that is Pope Resources. As we pursue our strategies, we have great opportunities to add value on a number of fronts:

›	Continued care and feeding of the core tree farm assets,

›	Realizing the promise of Gig Harbor and other portions of our real estate portfolio,

›	Attaining a successful closing of our first timber fund, and

›	Landing new timberland management clients.

That’s a very full plate, but I can attest to the fact that the drive to be successful on all these fronts has energized our entire organization. Each of our businesses demands a clear focus on countless details that absorb day-to-day efforts. Our task is to ensure that all these efforts represent incremental steps towards fulfillment of a vision for building long-term unitholder value. While much progress has been made the past few years, there is much more to be done. I would like to thank our existing unitholders for your continued confidence and acknowledge new unitholders for placing your faith in our team. We thank you for your support and I welcome your comments, questions, and feedback as we work to both grow the company and add value to your lands.

David L. Nunes President and CEO March 31, 2004